UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2024

Desktop Metal, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38835	83-2044042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

63 3rd Avenue

Burlington, MA 01803

(Address of principal executive offices) (Zip Code)

(978) 224-1244

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, par value $0.0001 per share	DM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On July 2, 2024, Desktop Metal, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Nano Dimension Ltd., an Israeli company (“Nano”), and Nano US I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Nano (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Nano (the “Merger”). Following the closing of the Merger (the “Closing”), the Company’s Common Stock (as defined below), will be delisted from the New York Stock Exchange and will be deregistered under the Exchange Act of 1934, as amended.

Merger Consideration. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”) (other than (i) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) shares held by the Company as treasury stock or held directly by a subsidiary of the Company, Nano or Merger Sub and (iii) shares of Common Stock held by stockholders that are entitled to, and have properly demanded appraisal for such shares, in accordance with, and have complied in all respects with, Section 262 of the Delaware General Corporation Law (such shares, “Dissenting Shares”)) will be converted automatically into the right to receive an amount in cash equal to $5.50 (the “Per Share Merger Consideration”), without interest, subject to downward adjustment, by an amount (the “Consideration Adjustment Amount”) equal to the sum of (x) the product of (A) the aggregate principal amount outstanding under the Bridge Loan Facility (as defined below) together with accrued and unpaid interest, as of the closing of the Merger divided by $2.5 million, and (B) $0.10 (provided that in no event will the adjustment pursuant to (x) hereunder be greater than $0.80), plus (y) the product of (A) all unpaid Company Transaction Expenses (as defined in the Merger Agreement) as of the closing of the Merger divided by $2.5 million, and (B) $0.10 (provided that in no event will the adjustment pursuant to (y) hereunder be greater than $0.60), plus (z) $0.0325 if certain executives of the Company do not execute severance letter agreements prior to the closing. At the Effective Time, each share of Preferred Stock, each Dissenting Share and, when converted into the right to receive the Per Share Merger Consideration, each share of Common Stock, will be cancelled and shall cease to exist, and each certificate formerly representing such shares of Common Stock will thereafter represent only the right to receive the Per Share Merger Consideration.

Stock Options. Pursuant to the Merger Agreement, at the Effective Time, each option to purchase Common Stock (each, a “Company Option”) that is outstanding, vested and unexercised immediately prior to the Effective Time will be cancelled and the holder of such Company Option will receive the Per Share Merger Consideration, without interest and less applicable tax withholdings, in respect of each net share (“Net Share”), determined by dividing (a) the product of (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option, multiplied by (ii) the number of shares of Common Stock subject to the vested portion of such Company Option immediately prior to the Effective Time, by (b) the Per Share Merger Consideration. To the extent that there is no Net Share covered by a Company Option, such Company Option will be cancelled and the holder thereof shall receive no consideration therefor.

Restricted Stock Unit Awards. Each restricted stock unit award of the Company that is not a Company PSU Award (each, a “Company RSU Award”) outstanding immediately prior to the Effective Time that remains unvested at the Effective Time will automatically be cancelled and replaced with the grant by Nano of a restricted stock unit award (a “Replacement RSU Award”) on similar terms and conditions as were applicable under the relevant incentive award plan of the Company immediately prior to the Effective Time, except for the vesting which shall be pro-rata vesting over the three (3) years following the closing of the Merger (provided that certain holders of a Company RSU Award will be entitled to maintain their current vesting acceleration to which they are entitled under the Company’s severance plan, and such protection shall continue to apply to the applicable Replacement RSU Award, subject to the terms and limitations set forth in any severance letter agreement entered into with such holder). The number of Nano ordinary shares, par value NIS 5.00 per share (the “Parent Ordinary Shares”) underlying the Replacement RSU Award shall be determined by multiplying the number of shares of Common Stock covered by such Replacement RSU Award immediately prior to the Effective Time by the quotient obtained by dividing (a) the Per Share Merger Consideration by (b) the volume weighted average price of an American depositary share of Parent (representing a beneficial interest in one (1) Parent Ordinary Share) for the ten (10) consecutive trading days ending on (and including) the trading day that is immediately preceding the day that is three (3) days prior to the closing of the Merger, rounding down to the nearest whole number of shares and subject to certain customary reductions.

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Performance-Based Restricted Stock Unit Awards. Each performance-based restricted stock unit award of the Company (each, a “Company PSU Award”) outstanding immediately prior to the Effective Time that remains unvested will automatically terminate in full, effective as of the Effective Time. Each Company Option, Company RSU Award and Company PSU Award will no longer have any force and effect on or after the Effective Time.

Debt Repurchase. The Company has approximately $115.0 million in principal amount of outstanding 6.0% Convertible Senior Notes due 2027 (the “Convertible Notes”). Following the Closing, the combined company must offer to repurchase all outstanding Convertible Notes at a cash purchase price equal to the $115.0 million principal amount of the Convertible Notes, plus accrued and unpaid interest to the date of repurchase.

Board Representation and Governance. Pursuant to the Merger Agreement, following the Closing, the Board of Directors of the Company will resign from office effective as of the Effective Time and the Board of Directors of Merger Sub will be the Board of Directors of the surviving corporation. Unless otherwise determined by Nano, the officers of the Company immediately prior to the Effective Time will continue to be the officers of the surviving corporation.

Conditions to the Closing. The consummation of the Merger is subject to customary closing conditions, including, among other things: (i) the requisite approval of the Company’s stockholders having been obtained; (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain other regulatory approvals by applicable governmental authorities, including CFIUS Approval (as defined in the Merger Agreement); (iii) the absence of injunctions or legal restraints that have the effect of preventing the consummation of the Merger; (iv) the absence of a material adverse effect with respect to the Company after the date of the Merger Agreement that is continuing; (v) the absence of a bankruptcy or similar proceeding experienced by the Company or its subsidiaries; (vi) subject to certain materiality thresholds, the accuracy of the representations and warranties made by the Company, on the one hand, and Nano and Merger Sub, on the other hand, and performance or compliance in all material respects by all parties to the Merger Agreement with their respective obligations and covenants required to be performed or complied with thereunder; and (vii) the agreement by the Company, Nano and Merger Sub in writing to the Consideration Adjustment Amount.

Representations, Warranties and Covenants. The Merger Agreement contains representations, warranties and covenants of the parties customary for a transaction of this type, including, among others: (i) with respect to the conduct of the business of the Company and Nano and their respective subsidiaries prior to the closing of the Merger; (ii) providing that the Company and Nano use their reasonable best efforts to obtain all necessary regulatory approvals; (iii) providing that the Company and Nano cooperate in the preparation of a proxy statement (the “Proxy Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the solicitation of proxies from the Company’s stockholders at the Company stockholders’ meeting for the adoption and approval of the transactions contemplated by the Merger Agreement; (iv) requiring the Company to provide Nano with monthly statements regarding the Company’s cash balances; and (v) requiring that the Company and Nano not solicit or negotiate with third parties regarding alternative transactions, comply with certain related restrictions and cease discussions regarding alternative transactions. Additionally, the Company has agreed to include in the Proxy Statement, a recommendation of its board of directors to its equityholders that such equityholders approve the requisite transactions contemplated by the Merger Agreement. The board of directors of the Company is permitted to change its recommendation if it determines in good faith, after consultation with its outside financial advisors and legal counsel, that in response to certain intervening events or superior proposals, the failure to change its recommendation would constitute a breach of its fiduciary duties under applicable law.

Termination of the Merger Agreement. Subject to certain limited exceptions, the Merger Agreement may be terminated by: (i) mutual written consent of the Company and Nano; (ii) either the Company or Nano, if any court or governmental entity of competent jurisdiction issues a final and non-appealable order, injunction or decree or other legal restraint or prohibition permanently enjoining or preventing the consummation of the Merger, or any Israeli court shall have issued an order, injunction or decree or other legal restraint or prohibition or imposing conditions that are unacceptable to Nano; (iii) either the Company or Nano, if any governmental authority that must grant a required regulatory approval under the Merger Agreement has denied approval of the Merger and such denial has become final and non-appealable; (iv) either the Company or Nano, if the other party breaches or fails to perform any of its covenants or agreements contained in the Merger Agreement, or if any of the representations or warranties of the other party contained in the Merger Agreement fails to be true and correct, such that the conditions to closing of the transactions contemplated by the Merger Agreement would not be satisfied at the closing of the Merger, and such other party has not cured such breach within 30 days of notice from the terminating party of its intent to terminate; (v) either the Company or Nano, if the transactions contemplated by the Merger Agreement are not consummated on or before January 31, 2025 (the “End Date”), provided that each of the Company and Nano will be entitled to extend the End Date to March 31, 2025 if any of the required regulatory approvals have not been obtained at the applicable End Date but all other specified conditions to the closing of the Merger have been satisfied at such time (or are capable of being satisfied at the closing of the Merger); (vi) either the Company or Nano, if the requisite approval of the Company’s stockholders is not obtained following a vote taken thereon at the meeting (subject to valid adjournment and postponement of any such meeting); (vii) Nano, if the Company’s board of directors modifies its recommendation to the Company’s stockholders with respect to the transactions contemplated by the Merger Agreement; (viii) Nano, if the Company’s Cash Burn (as defined in the Merger Agreement) exceeds $20.0 million during any fiscal quarter beginning with the Company’s fiscal quarter ending September 30, 2024, or if an event of default has occurred under the Bridge Loan Facility to the extent the Company has drawn on the Bridge Loan Facility (as defined below); and (ix) Nano if the Company or its subsidiaries enters into bankruptcy, reorganization, insolvency or similar proceeding.

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Subject to the terms and conditions of the Merger Agreement, the Company will be required to pay Nano termination expenses in an amount not to exceed $6.0 million (the “Termination Expenses”) if the Merger Agreement is terminated by the Company or Nano as a result of the Company’s failure to obtain the requisite approval of the Company’s stockholders following a vote taken thereon at the meeting (subject to valid adjournment and postponement of any such meeting).

Subject to the terms and conditions of the Merger Agreement, the Company will be required to pay Nano a cash fee equal (the “Company Termination Fee”) to $7.875 million if the Merger Agreement is terminated by (a) Nano as a result of the Company’s board of directors modifying its recommendation to the Company’s stockholders with respect to the transactions contemplated by the Merger Agreement, or (b) by the Company or Nano as a result of the Company’s failure to obtain the requisite approval of the Company’s stockholders following a vote taken thereon at the meeting (subject to valid adjournment and postponement of any such meeting) if at such time Nano is entitled to terminate the Merger Agreement in connection with the Company’s board of directors modifying its recommendation to the Company’s stockholders with respect to the transactions contemplated by the Merger Agreement.

In the event that, (i) prior to the meeting of the Company’s stockholders, an Acquisition Proposal (as defined in the Merger Agreement) has been publicly disclosed and not withdrawn at least prior to two (2) business days prior to the meeting of the Company’s stockholders, (ii) the Merger Agreement has been terminated by either the Company or Nano as a result of the Company’s failure to obtain the requisite approval of the Company’s stockholders following a vote taken thereon at the meeting of the Company’s stockholders (subject to valid adjournment and postponement of any such meeting), and (iii) within twelve months of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is otherwise consummated, the Company will be required to pay Nano the Company Termination Fee (less any Termination Expenses previously paid by the Company to Nano) on or prior to the date that is the earlier of (x) the date such alternative transaction is consummated and (y) the date of entry of such definitive agreement (provided that for these purposes the references to fifteen percent (15%) in the definition of Acquisition Proposal shall instead refer to fifty percent (50%)).

Subject to the terms and conditions of the Merger Agreement, Nano will be required to pay the Company a cash fee of $5.0 million if the Merger Agreement is terminated by the Company or Nano (i) as a result of any Israeli court having issued an order, injunction or decree or other legal restraint or prohibition imposing conditions that are unacceptable to Nano or (ii) if the Merger is not consummated by the End Date solely as a result of any Israeli court having issued an order, injunction or decree or other legal restraint or prohibition imposing conditions that are unacceptable to Nano, but all other customary closing conditions have been satisfied.

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Pre-Closing Loan. Pursuant to the Merger Agreement, Nano agreed to provide the Company with a multi-draw term loan credit facility in an aggregate principal amount not to exceed $20.0 million (the “Bridge Loan Facility”), which amount shall be available at the Company’s request at any time and from time to time after January 7, 2025, subject to a monthly borrowing cap and subject to the execution of definitive loan documents to be mutually agreed by the Company and Nano (the “Bridge Loan Documentation”). If executed, the Bridge Loan Documentation will reflect the terms and be subject to the conditions set forth on the Bridge Loan Term Sheet (as defined in the Merger Agreement) (the “Loan Term Sheet”) or such terms as may otherwise be agreed in writing by the Company and Nano. The Company may, but is not obligated to, execute the Bridge Loan Documentation and borrow under the Bridge Loan Facility. The Bridge Loan Facility is intended to supplement the Company’s working capital and liquidity on an as-needed basis to bridge to the closing of the Merger.

The foregoing description of the Merger Agreement and Loan Term Sheet are qualified in their entirety by the full text of the Merger Agreement and the Loan Term Sheet, which are attached hereto as Exhibit 2.1 and Exhibit 10.2 , respectively, and incorporated herein by reference. The Merger Agreement and Loan Term Sheet have been attached to provide investors with information regarding their terms. It is not intended to provide any other factual information about the Company or Nano. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure letters provided by each of the Company and Nano in connection with the signing of the Merger Agreement or in filings and reports of the parties with the SEC. These confidential disclosure letters contain information that modifies, qualifies and creates exceptions to the representations, warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Nano rather than establishing matters as facts and were made only as of the date of the Merger Agreement (or such other date or dates as may be specified in the Merger Agreement). Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts about the Company or Nano. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Nano’s public disclosures.

Voting and Support Agreements

As an inducement to Nano entering into the Merger Agreement, on July 2, 2024, (a) Ric Fulop, (b) Red Tailed Hawk Trust, (c) Wen Hseih, (d) Jonah Myerberg, (e) Audra Myerberg, (f) Bluebird Trust, (g) Khaki Campbell Trust and (h) KPCB Holdings, Inc. ((a) through (h), collectively, the “Stockholders”), who collectively beneficially own shares representing approximately 19% of the voting power of the Company’s Common Stock, entered into Voting and Support Agreements with Nano (collectively, the “Voting Agreements”), pursuant to which the Stockholders have agreed to, among other things, vote their shares (i) in favor of the approval and adoption of the Merger Agreement, (ii) against any Acquisition Proposal (as defined in the Merger Agreement), (iii) against any amendment to the Company’s certificate of incorporation or bylaws that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger, (iv) in favor of any proposal to adjourn or postpone any such meeting of the Company’s stockholders to a later date if there are not sufficient votes to approve and adopt the Merger Agreement, and (v) against any action, agreement, transaction or proposal that would reasonably be expected to result in a material breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement or that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger, subject to the terms and conditions set forth in the Voting Agreements.

The foregoing description of the Voting Agreements is qualified in its entirety by the form of voting agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On July 3, 2024, the Company and Nano issued a joint press release announcing, among other things, the execution of the Merger Agreement

The information in Item 7.01 of this Current Report and Exhibit 99.1 hereto are being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended. The information in Item 7.01 of this Current Report and Exhibit 99.1 hereto shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 2, 2024, by and among Nano Dimension, the Company and Merger Sub*
10.1	Form of Voting and Support Agreement
10.2	Loan Term Sheet between the Company and Nano
99.1	Joint Press Release of Nano and the Company dated July 3, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

*	Certain exhibits and schedules to this Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that the Company reserves the right to request confidential treatment for portions of any such documents.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements include statements relating to the proposed transaction between the Company and Nano, including statements regarding the benefits of the transaction and the anticipated timing of the transaction, and information regarding the Company’s business, including expectations regarding outlook and all underlying assumptions, Nano’s and the Company’s objectives, plans and strategies, information relating to operating trends in markets where the Company operates, statements that contain projections of results of operations or of financial condition and all other statements other than statements of historical fact that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” “may,” “will,” “intends,” “projects,” “could,” “would,” “estimate,” “potential,” “continue,” “plan,” “target,” or the negative of these words or similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may cause the Company’s or Nano’s actual results or performance to be materially different from those expressed or implied in the forward-looking statements include, but are not limited to, (i) the ultimate outcome of the proposed transaction between the Company and Nano, including the possibility that the Company’s stockholders will reject the proposed transaction; (ii) the effect of the announcement of the proposed transaction on the ability of the Company to operate its business and retain and hire key personnel and to maintain favorable business relationships; (iii) the timing of the proposed transaction; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; (v) the ability to satisfy closing conditions to the completion of the proposed transaction (including any necessary stockholder approvals); (vi) other risks related to the completion of the proposed transaction and actions related thereto; (vii) those factors and risks described in Item 3.D “Key Information - Risk Factors,” Item 4 “Information on the Company”, and Item 5 “Operating and Financial Review and Prospects” in Nano’s Annual Report on Form 20-F for the year ended December 31, 2023 and Part 1, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and Part II, Item 1A, “Risk Factors” in Desktop Metal’s most recent Quarterly Reports on Form 10-Q, each filed with the SEC, and in the Company’s other filings with the SEC.

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While the list of factors presented here is, and the list of factors to be presented in the Proxy Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s periodic reports and other filings with the SEC, including the risk factors identified in the Company’s Annual Report Form 10-K,and the Company’s most recent Quarterly Reports on Form 10-Q. The forward-looking statements included in this communication are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, the Company intends to file with the SEC the Proxy Statement. The Company may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC. The definitive Proxy Statement (if and when available) will be mailed to stockholders of the Company. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the Proxy Statement (if and when available) and other documents containing important information about the Company and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://ir.desktopmetal.com/sec-filings/all-sec-filings.

Participants in the Solicitation

The Company, Nano and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on April 23, 2024.  Information about the directors and executive officers of Nano is set forth in Nano’s Annual Report on Form 20-F, which was filed with the SEC on March 21, 2024. Other information regarding persons why may be deemed to be participants in the solicitation of Desktop Metal’s stockholders in connection with the proposed transaction and any direct or indirect interests they may have in the proposed transaction will be set forth in Desktop Metal’s definitive proxy statement for its special meeting of stockholders when it is filed with the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Desktop Metal, Inc.

Date: July 3, 2024	By:	/s/ Larry O’Connell
	Name:	Larry O’Connell
	Title:	General Counsel and Corporate Secretary

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